EXHIBIT 12.1
                    FREEPORT-McMoRan COPPER & GOLD INC.

Computation of Ratio of Earnings to Fixed Charges:

                                        Years Ended December 31,
                            ____________________________________________
                              1991     1992     1993      1994     1995
                            ________ _________ ________ _________ _________
                                              (In Thousands)

Income from continuing
 operations                 $101,962  $129,893  $60,670  $130,241  $253,618
Add:
Provision for income taxes    45,585   103,726   67,589   123,412   234,044
Minority interests' share
 of net income                12,199    31,075    9,134    25,439    57,100
Interest expense              21,451    18,897   15,327       -      47,900
Rental expense factor<F1>        841       876    3,190     2,333     1,002
                            _________ ________ _________  ________  ________
Earnings available for
 fixed charges              $182,038  $284,467  $155,910  $281,425  $593,664
                           ========== ========= ========= ========= =========

Interest expense            $ 21,451  $ 18,897  $ 15,327  $    -    $ 47,900
Capitalized interest          18,276    23,974    24,519    35,110    49,758
Rental expense factor<F1>        841       876     3,190     2,333     1,002
                            ________  _________ _________ _________ _________
Fixed charges               $ 40,568  $ 43,747  $ 43,036  $ 37,443  $ 98,660
                            ========  ========= ========= ========= =========

Ratio of earnings to fixed
 charges<F2>                     4.5x      6.5x      3.6x      7.5x      6.0x
                                 ____      ____      ____      ____      ____

Computation of Ratio of Earnings to Fixed Charges,
Preferred Stock Dividends and Minimum Distributions:

                                             Years Ended December 31,
                            ________________________________________________
                              1991      1992     1993      1994      1995
                            ________ _________  ________ _________ _________
                                        (In Thousands)

Income from continuing
 operations                $101,962  $129,893  $ 60,670  $130,241  $253,618

Add:
Provision for income taxes   45,585   103,726    67,589   123,412   234,044
Minority interests' share
 of net income               12,199    31,075     9,134    25,439    57,100
Interest expense             21,451    18,897    15,327       -      47,900
Rental expense factor<F1>       841       876     3,190     2,333     1,002
                           _________ _________ ________ _________ _________
Earnings available for
 fixed charges             $182,038  $284,467  $155,910  $281,425  $593,664
                           ========= ========= ======== ========== ========

Interest expense            $21,451  $ 18,897  $ 15,327  $    -    $ 47,900
Capitalized interest         18,276    23,974    24,519    35,110    49,758
Rental expense factor<F1>       841       876     3,190     2,333     1,002
Preferred dividends              -     12,773    52,643    94,251   101,125
Minimum required Class A
 distributions<F3>           14,138    24,970    29,447       -        -
                            ________ ________ _________ __________ ________
Fixed charges               $54,706   $81,490  $125,126  $131,694  $199,785
                            ======== ======== ========= ========== ========
Ratio of earnings to fixed
charges<F2>                     3.3x      3.5x      1.2x      2.1x      3.0x
                                ____      ____      ____      ____      ____

<F1> Portion of rent deemed representative of an interest factor.
<F2> For purposes of this calculation, earnings consist of income from continuing operations before income taxes, minority interests and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.
<F3> Minimum required distributions on the Class A Common Stock which ended on May 1, 1993.